Intrepid Announces Second Quarter 2025 Results

Denver, CO, August 6, 2025 - Intrepid Potash, Inc. ("Intrepid", "the Company", "we", "us", or "our") (NYSE:IPI) today reported its results for the second quarter of 2025.

Second Quarter Highlights & Management Commentary
Improved pricing, steady demand for potash and Trio®, and solid unit economics led to another quarter of strong financial results, highlighted by:
•Total sales of $71.5 million;
•Net income of $3.3 million, or $0.25 per diluted share;
•Adjusted net income(1) of $6.0 million, or $0.45 per diluted share;
•Adjusted EBITDA(1) of $16.4 million; and
•Cash flow from operations of $39.9 million, and capital expenditures of $4.1 million.

Kevin Crutchfield, Intrepid's Chief Executive Officer, commented: "In the second quarter, we again delivered results that exceeded our expectations, and I'd like to congratulate the team on achieving strong performance across the board.

Owing to supportive potash market fundamentals, and steady demand for our potash and Trio®, our second quarter was highlighted by solid pricing and sales volumes, which helped drive higher gross margins in both segments compared to the prior year. On a consolidated basis, our adjusted EBITDA(1) of $16.4 million was roughly 75% higher than last year's second quarter, while our cash flow from operations of $39.9 million helped Intrepid end the quarter in a very strong financial position.

Looking ahead, we'll continue to remain focused on strong operational and project execution, while the potash market continues to see pricing support driven by strong underlying fundamentals. Overall, we're very pleased with our performance and we remain constructive on the outlook for the balance of the year."

Key Financial & Operational Metrics Summary

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in millions unless otherwise stated)
Total sales	$71.5	$62.1	$169.2	$141.3
Gross margin	$14.3	$7.6	$28.9	$14.1
Net income (loss)	$3.3	$(0.8)	$7.9	$(4.0)
Net income (loss) per diluted share	$0.25	$(0.06)	$0.60	$(0.31)
Adjusted net income (loss)(1)	$6.0	$0.0	$11.1	$(2.0)
Adjusted net income (loss) per diluted share(1)	$0.45	$0.00	$0.84	$(0.15)
Adjusted EBITDA(1)	$16.4	$9.2	$33.0	$17.0
Cash flow from operations*	$39.9	$27.7	$50.9	$69.3

Potash sales volumes (in thousands and tons)	69	55	172	129
Average potash net realized sales price per ton(1)	$361	$405	$332	$399

Trio® sales volumes (in thousands and tons)	70	63	181	154
Average Trio® net realized sales price per ton(1)	$368	$314	$352	$306
*Please note that cash flow from operations for the six months ended June 30, 2024 includes a $45 million payment we received pursuant to the terms of the Third Amendment to the Cooperative Development Agreement between Intrepid and XTO.

Summer 2025 Weather Impacts, Project Updates, & Updated Potash Production Outlook
•Increased Rainfall at HB Facility
◦Above average precipitation at our HB facility in June and July has reduced our evaporation rates and pond inventory compared to the prior year. As a result, we expect that 1H 2026 production from our HB facility will be approximately 20,000 tons lower than we previously expected. In response to the reduced pond inventory, we plan to shut down our HB mill for a few weeks in September to maximize potential late-season evaporation. This will shift approximately 15,000 tons of 2025 production into the first half of 2026.
•HB Solar Solution Mine in Carlsbad, New Mexico
◦HB AMAX Cavern: We successfully drilled the AMAX Cavern sample well in July and did not find an existing brine pool in the open mine workings. Given the outcome, we are continuing our evaluation of options to pursue an injection well and pipeline that would connect the AMAX mine to our HB injection system. Construction of the injection well and pipeline depends on further technical review, as well as quantifying permit requirements.

◦We previously expected that the AMAX brine pool would be available for our 2026 evaporative season. Without AMAX brine available, we anticipate our overall brine grade into our HB pond system will be reduced. We expect this will decrease our 2026 production by approximately 25,000 tons, in addition to the weather impact discussed above.
•Potash Production Outlook
Current and Previous Forecast for 2025 and 2026

	2025	2026
Current Forecast	270k-280k tons	270k-280k tons
Previous Forecast	285k-295k tons	300k-310k tons

Liquidity
•As of August 1, 2025, our cash and cash equivalents totaled $87 million and we had no outstanding borrowings on our $150 million revolving credit facility that matures in August 2027.
Capital Expenditures
•In the second quarter of 2025, our capital expenditures totaled $4.1 million. We expect our 2025 capital expenditures will be in the range of $32 to $37 million, with the majority of this being sustaining capital.

Segment Highlights

Potash

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands, except per ton data)
Sales	$33,994	$30,034	$77,571	$67,610
Gross margin	$4,858	$3,312	$7,361	$8,886

Potash sales volumes (in tons)	69	55	172	129
Potash production volumes (in tons)	44	40	137	127

Average potash net realized sales price per ton(1)	$361	$405	$332	$399

In the second quarter of 2025, our potash segment sales increased $4.0 million compared to the same prior year period. This was primarily driven by a 25% increase in our potash sales volumes to 69 thousand tons, and a $0.7 million increase in magnesium chloride sales, partially offset by an 11% decrease in our average net realized sales price per ton to $361.
We sold more tons of potash as we had more potash to sell due to an increase in production during the second half of 2024 and the first half of 2025. Our average net realized sales price per ton decreased compared to the prior year as Midwest warehouse prices during the 2025 spring season were lower and we sold a smaller percentage of our product into feed markets due to higher overall sales volumes.
In the second quarter of 2025, our potash production of 44 thousand tons was four thousand tons higher than the same prior year period. The improving production profile continues to have a positive impact on our unit economics. In the second quarter of 2025, our potash segment cost of goods sold ("COGS") per ton totaled $337, which represents a 13% improvement from $386 per ton in the second quarter of 2024.
Our segment gross margin increased by $1.5 million compared to the same prior year period, primarily driven by the higher sales volumes and improving COGS per ton, partially offset by the lower average net realized sales price.

Trio®

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands, except per ton data)
Sales	$33,212	$26,522	$83,054	$63,010
Gross margin	$8,086	$2,182	$18,520	$1,043

Trio® sales volume (in tons)	70	63	181	154
Trio® production volume (in tons)	70	68	132	122

Average Trio® net realized sales price per ton(1)	$368	$314	$352	$306

In the second quarter of 2025, Trio® segment sales increased 25% compared to the same prior year period, primarily driven by a $6.8 million increase in Trio® sales. Trio® sales increased due to an 11% increase in tons sold to 70 thousand tons and a 17% increase in our average net realized sales price per ton to $368.
Our Trio® sales volumes increased in the second quarter of 2025 compared to the same prior year period, as we had more tons available to sell owing to the improved production rates in 2024 and first half of 2025, and we also continued to experience strong in-season demand. Strong spring demand for Trio® continued as increased corn acres supported an uptick in nutrient demand, and individual Trio® components such as sulfate were in tight supply throughout the spring application season, which led to increased prices.

In Trio®, we continue to see strong efficiencies and lower operating expenses related to the relatively new continuous miners, as well as from last year's restart of our fine langbeinite recovery system and reduced operating schedule. Moreover, higher Trio® production also continues to have a positive impact on our unit economics, and in the second quarter, our Trio® production of 70 thousand tons was two thousand tons higher than the same prior year period. In the second quarter of 2025, our Trio® segment COGS per ton totaled $235, which represents a 10% improvement from $261 per ton in the second quarter of 2024.
Our Trio® segment generated gross margin of $8.1 million in the second quarter of 2025, which compares to $2.2 million in the same prior year period, with the increase primarily attributable to the higher sales volumes and average net realized sales price per ton, as well as an improvement in our Trio® segment COGS per ton.
Oilfield Solutions

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands)
Sales	$4,324	$5,539	$8,724	$10,862
Gross margin	$1,343	$2,130	$3,008	$4,129

In the second quarter of 2025, our oilfield solutions segment sales decreased $1.2 million compared to the same prior year period, due to a $2.0 million decrease in water sales, which was partially offset by a $0.9 million increase in surface use and easement sales. In the second quarter of 2025, our water sales decreased due to slightly lower oilfield activity on and around the Intrepid South Ranch, and from reduced sales from our Caprock wells, while our surface use and easement revenues fluctuate based on the timing of recognizing revenue from the various performance obligations contained in the underlying agreements.
    In the second quarter of 2025, our COGS decreased by $0.4 million compared to the same prior year period, which was primarily due to reduced water sales. Our segment gross margin decreased $0.8 million to $1.3 million due to the factors discussed above.

Notes
1 Adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) and average net realized sales price per ton are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.
Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information
Intrepid will host a conference call on Thursday, August 7, 2025, at 12:00 p.m. Eastern Time to discuss the results and other operating and financial matters and answer investor questions. Management invites you to listen to the conference call by using the toll-free dial-in number 1 (800) 715-9871 or International dial-in number 1 (646) 307-1963; please use conference ID 1179359. The call will also be streamed on the Intrepid website, intrepidpotash.com. A recording of the conference call will be available approximately two hours after the completion of the call by dialing 1 (800) 770-2030 for toll-free, 1 (609) 800-9909 for International, or at intrepidpotash.com. The replay of the call will require the input of the replay access code 1179359. The recording will be available through August 14, 2025.

About Intrepid
Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield products and services. Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-looking Statements
This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance, cash flow from operations expectations, water sales, production costs, operating plans, its market outlook, and statements regarding future production. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•changes in the price, demand, or supply of our products and services;
•challenges and legal proceedings related to our water rights;
•our ability to successfully identify and implement any opportunities to grow our business whether through expanded sales of water, Trio®, byproducts, and other non-potassium related products or other revenue diversification activities;
•the costs of, and our ability to successfully execute, any strategic projects;
•declines or changes in agricultural production or fertilizer application rates;
•declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;
•our ability to prevail in outstanding legal proceedings against us;
•our ability to comply with the terms of our revolving credit facility, including the underlying covenants;
•further write-downs of the carrying value of assets, including inventories;

•circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;
•changes in reserve estimates;
•currency fluctuations;
•adverse changes in economic conditions or credit markets;
•the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;
•the impact of trade tariffs and any potential changes to them we are unable to mitigate;
•adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines;
•increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;
•changes in management and the board of directors, and our reliance on key personnel, including our ability to identify, recruit, and retain key personnel;
•changes in the prices of raw materials, including chemicals, natural gas, and power;
•our ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;
•interruptions in rail or truck transportation services, or fluctuations in the costs of these services;
•our inability to fund necessary capital investments;
•global inflationary pressures and supply chain challenges;
•the impact of global health issues, and other global disruptions on our business, operations, liquidity, financial condition and results of operations; and
•the other risks, uncertainties, and assumptions described in Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2024, and in other reports we file with the SEC.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make. All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no obligation to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Evan Mapes, CFA, Investor Relations Manager
Phone: 303-996-3042
Email: evan.mapes@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 AND 2024
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Sales	$71,472	$62,055	$169,232	$141,342
Less:
Freight costs	11,011	9,423	28,502	22,253
Warehousing and handling costs	3,114	2,586	6,604	5,675
Cost of goods sold	42,641	41,070	103,483	97,501
Lower of cost or net realizable value inventory adjustments	419	1,352	1,754	1,855
Gross Margin	14,287	7,624	28,889	14,058

Selling and administrative	8,973	7,937	18,128	16,294
Accretion of asset retirement obligation	658	622	1,315	1,244
Impairment of long-lived assets	1,204	831	1,866	2,208
(Gain) loss on sale of assets	(1,274)	241	(1,456)	492
Other operating income	(1,222)	(1,266)	(2,506)	(2,659)
Other operating expense	2,654	887	3,250	2,413
Operating Income (Loss)	3,294	(1,628)	8,292	(5,934)

Other Income (Expense)
Equity in (loss) earnings of unconsolidated entities	(232)	(116)	(232)	33
Interest expense, net	(66)	—	(171)	—
Interest income	651	547	1,026	791
Other (expense) income	(354)	60	(820)	68
Income (Loss) Before Income Taxes	3,293	(1,137)	8,095	(5,042)

Income Tax (Expense) Benefit	(30)	304	(226)	1,079
Net Income (Loss)	$3,263	$(833)	$7,869	$(3,963)

Weighted Average Shares Outstanding:
Basic	12,985	12,886	12,951	12,852
Diluted	13,174	12,886	13,131	12,852
Income (Loss) Per Share:
Basic	$0.25	$(0.06)	$0.61	$(0.31)
Diluted	$0.25	$(0.06)	$0.60	$(0.31)

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF JUNE 30, 2025 AND DECEMBER 31, 2024
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2025	2024
ASSETS
Cash and cash equivalents	$85,049	$41,309
Short-term investments	—	989
Accounts receivable:
Trade, net	20,749	22,465
Other receivables, net	2,234	763
Inventory, net	100,196	112,968
Prepaid expenses and other current assets	3,404	5,269
Total current assets	211,632	183,763

Property, plant, equipment, and mineral properties, net	336,255	344,338
Water rights	19,184	19,184
Long-term parts inventory, net	29,150	33,775
Long-term investments	322	3,571
Other assets, net	10,617	9,889
Total Assets	$607,160	$594,520

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$7,778	$8,616
Accrued liabilities	11,388	9,483
Accrued employee compensation and benefits	7,976	9,842
Other current liabilities	12,941	10,062
Total current liabilities	40,083	38,003

Asset retirement obligation, net of current portion	33,669	32,354
Operating lease liabilities	2,110	780
Finance lease liabilities	1,308	1,838
Deferred other income, long-term	44,361	45,489
Other non-current liabilities	1,792	1,664
Total Liabilities	123,323	120,128

Commitments and Contingencies
Common stock, $0.001 par value; 40,000,000 shares authorized;
13,002,170 and 12,908,078 shares outstanding
at June 30, 2025, and December 31, 2024, respectively	14	14
Additional paid-in capital	670,021	668,445
Accumulated deficit	(164,186)	(172,055)
Less treasury stock, at cost	(22,012)	(22,012)
Total Stockholders' Equity	483,837	474,392
Total Liabilities and Stockholders' Equity	$607,160	$594,520

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 AND 2024
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Cash Flows from Operating Activities:
Net income (loss)	$3,263	$(833)	$7,869	$(3,963)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	9,569	8,594	20,051	17,898
Accretion of asset retirement obligation	658	622	1,315	1,244
Amortization of deferred financing costs	76	76	151	151
Amortization of intangible assets	82	84	164	164
Stock-based compensation	1,295	1,235	2,394	2,557
Lower of cost or net realizable value inventory adjustments	419	1,352	1,754	1,855
Impairment of long-lived assets	1,204	831	1,866	2,208
(Gain) loss on disposal of assets	(1,274)	241	(1,456)	492
Allowance for doubtful accounts	(75)	—	62	—
Allowance for parts inventory obsolescence	2,041	419	2,041	472
Loss on equity investment	414	—	888	—
Equity in loss (earnings) of unconsolidated entities	232	116	232	(33)
Changes in operating assets and liabilities:
Trade accounts receivable, net	27,173	20,208	1,654	459
Other receivables, net	194	(497)	(1,482)	(250)
Inventory, net	(5,183)	(1,509)	13,601	9,326
Prepaid expenses and other current assets	497	1,353	827	2,275
Deferred tax assets, net	—	(325)	—	(1,114)
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(2,086)	(3,271)	(1,779)	(6,892)
Operating lease liabilities	(112)	(356)	(490)	(740)
Deferred other income	(564)	(562)	(1,128)	43,872
Other liabilities	2,120	(32)	2,326	(703)
Net cash provided by operating activities	39,943	27,746	50,860	69,278

Cash Flows from Investing Activities:
Additions to property, plant, equipment, mineral properties and other assets	(4,137)	(11,301)	(12,409)	(22,974)
Proceeds from sale of assets	1,378	55	3,482	4,651
Proceeds from redemptions/maturities of investments	500	1,000	1,000	1,500
Other investing, net	2,129	416	2,129	416
Net cash used in investing activities	(130)	(9,830)	(5,798)	(16,407)

Cash Flows from Financing Activities:
Repayments of short-term borrowings on credit facility	—	—	—	(4,000)
Payments of financing lease	(257)	(176)	(500)	(500)
Employee tax withholding paid for restricted stock upon vesting	(174)	(142)	(856)	(775)
Proceeds from exercise of stock options	—	—	38	—
Net cash used in financing activities	(431)	(318)	(1,318)	(5,275)

Net Change in Cash, Cash Equivalents and Restricted Cash	39,382	17,598	43,744	47,596
Cash, Cash Equivalents and Restricted Cash, beginning of period	46,260	34,649	41,898	4,651
Cash, Cash Equivalents and Restricted Cash, end of period	$85,642	$52,247	$85,642	$52,247

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 AND 2024
(In thousands)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 AND 2024
(In thousands)

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Diluted Share

Adjusted net income (loss) and adjusted net income (loss) per diluted share are calculated as net income (loss) or net income (loss) per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of its operating results excluding items that Intrepid believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands)
Net Income (Loss)	$3,263	$(833)	$7,869	$(3,963)
Adjustments
Impairment of long-lived assets	1,204	831	1,866	2,208
(Gain) loss on sale of assets	(1,274)	241	(1,456)	492
Employee separation costs	638	—	638	—
Unpermitted discharge penalty	2,155	—	2,155	—
Calculated income tax effect(1)	—	(279)	—	(702)
Total adjustments	2,723	793	3,203	1,998
Adjusted Net Income (Loss)	$5,986	$(40)	$11,072	$(1,965)

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) per Share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net Income (Loss) Per Diluted Share	$0.25	$(0.06)	$0.60	$(0.31)
Adjustments
Impairment of long-lived assets	0.09	0.06	0.14	0.17
(Gain) loss on sale of assets	(0.10)	0.02	(0.11)	0.04
Employee separation costs	0.05	—	0.05	—
Unpermitted discharge penalty	0.16	—	0.16	—
Calculated income tax effect(1)	—	(0.02)	—	(0.05)
Total adjustments	0.20	0.06	0.24	0.16
Adjusted Net Income (Loss) Per Diluted Share	$0.45	$—	$0.84	$(0.15)

(1) Assumes an annual effective tax rate of 0% and 26% for 2025 and 2024, respectively.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 AND 2024
(In thousands)

Adjusted EBITDA
Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net income (loss) adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful, and believe it to be useful for investors, because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.

Reconciliation of Net Income (Loss) to Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands)
Net Income (Loss)	$3,263	$(833)	$7,869	$(3,963)
Impairment of long-lived assets	1,204	831	1,866	2,208
(Gain) loss on sale of assets	(1,274)	241	(1,456)	492
Employee separation costs	638	—	638	—
Unpermitted discharge penalty	2,155	—	2,155	—
Interest expense	66	—	171	—
Income tax expense (benefit)	30	(304)	226	(1,079)
Depreciation, depletion, and amortization	9,569	8,594	20,051	17,898
Amortization of intangible assets	82	84	164	164
Accretion of asset retirement obligation	658	622	1,315	1,244
Total adjustments	13,128	10,068	25,130	20,927
Adjusted EBITDA	$16,391	$9,235	$32,999	$16,964

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 AND 2024
(In thousands)

Average Potash and Trio® Net Realized Sales Price per Ton
Average net realized sales price per ton for potash is calculated as potash segment sales less potash segment byproduct sales and potash freight costs and then dividing that difference by the number of tons of potash sold in the period. Likewise, average net realized sales price per ton for Trio® is calculated as Trio® segment sales less Trio® segment byproduct sales and Trio® freight costs and then dividing that difference by Trio® tons sold. Intrepid considers average net realized sales price per ton to be useful, and believe it to be useful for investors, because it shows Intrepid's potash and Trio® average per ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, some of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze potash and Trio® sales and price trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended June 30,
	2025		2024
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$33,994	$33,212	$30,034	$26,522
Less: Segment byproduct sales	6,195	20	5,896	109
Freight costs	2,859	7,409	1,871	6,660
Subtotal	$24,940	$25,783	$22,267	$19,753

Divided by:
Tons sold	69	70	55	63
Average net realized sales price per ton	$361	$368	$405	$314

	Six Months Ended June 30,
	2025		2024
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$77,571	$83,054	$67,610	$63,010
Less: Segment byproduct sales	12,449	184	11,060	313
Freight costs	7,996	19,173	5,017	15,634
Subtotal	$57,126	$63,697	$51,533	$47,063

Divided by:
Tons sold	172	181	129	154
Average net realized sales price per ton	$332	$352	$399	$306

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 AND 2024
(In thousands)

	Three Months Ended June 30, 2025
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$27,799	$—	$—	$(58)	$27,741
Trio®	—	33,192	—	—	33,192
Water	—	—	587	—	587
Salt	3,169	20	—	—	3,189
Magnesium Chloride	1,623	—	—	—	1,623
Brine Water	1,403	—	1,035	—	2,438
Other	—	—	2,702	—	2,702
Total Revenue	$33,994	$33,212	$4,324	$(58)	$71,472

	Six Months Ended June 30, 2025
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$65,122	$—	$—	$(117)	$65,005
Trio®	—	82,870	—	—	82,870
Water	—	—	2,059	—	2,059
Salt	6,304	184	—	—	6,488
Magnesium Chloride	2,771	—	—	—	2,771
Brine Water	3,374	—	2,234	—	5,608
Other	—	—	4,431	—	4,431
Total Revenue	$77,571	$83,054	$8,724	$(117)	$169,232

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 AND 2024
(In thousands)

	Three Months Ended June 30, 2024
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$24,138	$—	$—	$(40)	$24,098
Trio®	—	26,413	—	—	26,413
Water	—	—	2,572	—	2,572
Salt	3,335	109	—	—	3,444
Magnesium Chloride	932	—	—	—	932
Brine Water	1,584	—	1,166	—	2,750
Other	45	—	1,801	—	1,846
Total Revenue	$30,034	$26,522	$5,539	$(40)	$62,055

	Six Months Ended June 30, 2024
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$56,550	$—	$—	$(140)	$56,410
Trio®	—	62,697	—	—	62,697
Water	—	—	4,741	—	4,741
Salt	6,479	313	—	—	6,792
Magnesium Chloride	1,351	—	—	—	1,351
Brine Water	3,167	—	2,293	—	5,460
Other	63	—	3,828	—	3,891
Total Revenue	$67,610	$63,010	$10,862	$(140)	$141,342

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 AND 2024
(In thousands)

Three Months Ended June 30, 2025	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$33,994	$33,212	$4,324	$(58)	$71,472
Less: Freight costs	3,660	7,409	—	(58)	11,011
Warehousing and handling costs	1,818	1,296	—	—	3,114
Cost of goods sold	23,239	16,421	2,981	—	42,641
Lower of cost or net realizable value inventory adjustments	419	—	—	—	419
Gross Margin	$4,858	$8,086	$1,343	$—	$14,287
Depreciation, depletion, and amortization incurred[1]	$7,302	$871	$981	$497	$9,651

Six Months Ended June 30, 2025	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$77,571	$83,054	$8,724	$(117)	$169,232
Less: Freight costs	9,446	19,173	—	(117)	28,502
Warehousing and handling costs	3,529	3,075	—	—	6,604
Cost of goods sold	55,481	42,286	5,716	—	103,483
Lower of cost or net realizable value inventory adjustments	1,754	—	—	—	1,754
Gross Margin	$7,361	$18,520	$3,008	$—	$28,889
Depreciation, depletion, and amortization incurred[1]	$15,553	$1,715	$1,962	$985	$20,215

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 AND 2024
(In thousands)

Three Months Ended June 30, 2024	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$30,034	$26,522	$5,539	$(40)	$62,055
Less: Freight costs	2,803	6,660	—	(40)	9,423
Warehousing and handling costs	1,343	1,243	—	—	2,586
Cost of goods sold	21,224	16,437	3,409	—	41,070
Lower of cost or net realizable value inventory adjustments	1,352	—	—	—	1,352
Gross Margin	$3,312	$2,182	$2,130	$—	$7,624
Depreciation, depletion, and amortization incurred[1]	$6,178	$851	$1,195	$454	$8,678

Six Months Ended June 30, 2024	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$67,610	$63,010	$10,862	$(140)	$141,342
Less: Freight costs	6,759	15,634	—	(140)	22,253
Warehousing and handling costs	3,070	2,605	—	—	5,675
Cost of goods sold	47,040	43,728	6,733	—	97,501
Lower of cost or net realizable value inventory adjustments	1,855	—	—	—	1,855
Gross Margin	$8,886	$1,043	$4,129	$—	$14,058
Depreciation, depletion and amortization incurred[1]	$13,149	$1,735	$2,266	$912	$18,062
(1) Depreciation, depletion, and amortization incurred for potash and Trio® excludes depreciation, depletion, and amortization amounts absorbed in or relieved from inventory.